Exhibit 99.1

MARINEMAX NAMES NEW CHIEF EXECUTIVE OFFICER

~Promotes W. Brett McGill to CEO~

CLEARWATER, FL, October 1, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that the Company’s Board of Directors has promoted W. Brett McGill to Chief Executive Officer and he will continue to serve as President. William H. McGill, Jr., the Company’s prior Chief Executive Officer and Chairman, has been named Executive Chairman of the Board of Directors.

Brett McGill served as MarineMax’s President and Chief Operating Officer beginning in October 2017 after serving as Chief Operating Officer from October 2016 and as Executive Vice President Operations from October 2015. He served as Executive Vice President of West Operations beginning in May 2012 and he served as one of the Company’s Regional Presidents from May 2006 to 2012.  Brett McGill launched his career with MarineMax in 1998 and held positions which included Director of Information Services, as well as Vice President of Information Technology, Service and Parts.

Joseph A. Watters, Board Member and Nomination/Corporate Governance Committee Chairman, commented, "Brett’s vast experience, including successfully leading the Company’s operations for the past several years, has positioned him well to become the next leader for MarineMax. His passion for understanding our customers and their needs has contributed meaningfully to the Company’s accomplishments.  He has done an outstanding job building a team that shares his passion which has helped us grow the last several years.  As a Board, we are confident that his experience, leadership skills and knowledge will serve us well as he works to create shareholder value over the long-term, while he assumes his additional responsibilities as Chief Executive Officer.”

"We thank Bill McGill for his twenty plus years leading MarineMax as its CEO from our formation more than twenty years ago to the industry leader MarineMax is today. Bill will remain an integral part of our future in his new role as Executive Chairman and will help to ensure a seamless transition, while focusing on our strategies,” concluded Mr. Watters.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Mastercraft, Bennington, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Tige, Aquila, Nautique, and NauticStar, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, and Texas, and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

~more~

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include Mr. Brett McGill's experience, leadership skills and knowledge serving him and the Company well as he assumes his increased responsibilities as Chief Executive Officer and President.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission.

CONTACT: Michael H. McLambBrad Cohen - Investor Relations

Chief Financial OfficerIntegrated Corporate Relations, Inc.

MarineMax, Inc.203.682.8211

Abbey HeimensenSusan Hartzell – Media Contact

Public RelationsIntegrated Corporate Relations, Inc.

727.531.1700203.682.8238

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